Exhibit 21.1
Subsidiaries

Entity	Jurisdiction of Organization
Pieris Pharmaceuticals GmbH	Germany
Pieris Australia Pty Limited	Australia
Pieris Pharmaceuticals Securities Corporation	Massachusetts